For Immediate Release Press Release	Source: Shumate Industries, Inc.

Shumate Industries Announces Termination of Agreement to Acquire Sunbelt Machine Works

Shumate to Develop Turn-Key Plan to manufacture additional Hemiwedge® valve products

November 13, 2007 (CONROE, Texas--BUSINESS WIRE)--Shumate Industries (OTCBB:SHMT - News) announced today the termination of the agreement to acquire Sunbelt Machine Works that had been previously announced on August 17, 2007.

Shumate Industries has completed a study of the machinery and facilities necessary to begin manufacturing its upcoming Hemiwedge® valve product used in drilling processes. The Company anticipates procuring the machinery within the next 90 days and leasing new facilities in a building adjacent to its current Shumate Machine Works plant.

Larry Shumate, President and CEO, stated, “The turn-key manufacturing plan is expected to cost about $2 million in capital equipment plus working capital. This type of machinery is easier to source and procure as compared to our long-tubular CNC lathes at Shumate Machine Works and we feel comfortable in executing this new turn-key plan for our anticipated 2008 plans. The Sunbelt transaction would have provided machinery and some additional cash flow, but also would have required greater dilution to current Shumate stockholders than the turn-key plan now sought for Hemiwedge®.”

Matt Flemming, Shumate’s CFO, commented, “Frankly, while the sellers terminated the Sunbelt deal, we believe our plan to purchase additional capital equipment and lease new facilities ourselves makes sense. Investors seem to view the Hemiwedge® technology and its three current product applications as the cornerstone of our value creation for our Company. Our Shumate Machine Works and Hemiwedge Valve Corporation business units are both enjoying strong performance this year and both look forward to a robust fiscal year in 2008 as well.”

The Company anticipates reporting its third quarter 2007 results on Form 10-QSB with the S.E.C. on or about November 15, 2007.

About Shumate Industries, Inc.

Shumate Industries, Inc. is a Texas-based energy field services company that incorporates new technologies to bring products to market leveraging its existing infrastructure, expertise and customer channels. The Company operates through two wholly owned subsidiaries, 1.) Shumate Machine Works, a contract machining and manufacturing division, and 2.) Hemiwedge Valve Corporation, a proprietary new valve technology that targets mid-stream process and flow control markets with its Hemiwedge® Cartridge valve product line, sub-sea via a pending licensing deal for Hemiwedge® sub-sea high pressure valve product line, and Hemiwedge® down-hole valves under development for managed pressure drilling applications. For additional information on the Company and its products please visit www.shumateinc.com

Forward-Looking Statements

This document contains discussion of items that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurances that its expectations will be achieved. Factors that could cause actual results to differ from expectations include, but are not limited to, customer concentration risk, difficulties in refinancing its debt, difficulties in consolidating the operations of the Company's operating subsidiaries, difficulties in accelerating internal sales growth, volatility of the energy business and its effects on the Company's business, difficulties in new technology acceptance within the energy industry, restrictive covenants in our existing credit facilities, fluctuations in metals prices, general economic conditions in markets in which we do business, extensive environmental and workplace regulation by federal and state agencies and other general risks related to its common stock, and other uncertainties and business issues that are detailed in its filings with the Securities and Exchange Commission. All information provided in this release and in the attachments is as of November 13, 2007 and the Company undertakes no duty to update this information.

Contact:
Shumate Industries, Inc., Conroe
Matthew Flemming, 936-539-9533
or
Investor Relations
North Coast Advisors, Inc.:
Craig T. Stewart, 585-218-7371
cstewart@ncainc.com
or
Don Michlin, 936-271-2423
dmichlin@ncainc.com

Source: Shumate Industries, Inc.